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                                                                       EXHIBIT 1

MEMORANDUM


April 12, 2006


Re: New York Life Insurance and Annuity Corporation
    Variable Universal Life Separate Account - I
    Investment Company Act File Number: 811-07798
    Securities Act File Number: 333-47728

Ladies and Gentlemen:

This opinion is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation ("NYLIAC") under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form N-6 describes flexible premium variable universal life insurance policies (the "Policies"). I am familiar with the Registration Statement and Exhibits thereto.

In my opinion,

 (1) the illustrations of cash surrender values, cash values, death benefits, and/or any other values referenced in Appendix A of the prospectus, are consistent with the provisions of the Contract and NYLIAC's administrative procedures;

 (2) the rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and

 (3) the illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Douglas Lubliner

Douglas Lubliner, FSA, MAAA
Associate Actuary